Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of June 24, 2013 (the “Effective Date”), is entered into by and between SAExploration Holdings, Inc. (formerly known as Trio Merger Corp.), a Delaware corporation (the “Employer” or the “Company”), and Brian Beatty, an individual residing in the Province of British Columbia (the “Executive”). The Employer and the Executive may be referred to singularly as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, the Employer wishes to offer employment to Executive and Executive desires to be employed by Employer on the terms and conditions contained herein;

WHEREAS Employer acknowledges and rewards the value and loyalty of the Executive and seeks to build and protect the Company’s stability, growth, customer base, technology and other competitive advantages; and

WHEREAS, the Executive wishes to evidence his commitment to the Company and its objectives;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived hereinafter, Employer and Executive hereby agree as follows:

AGREEMENTS

1.           Employment Term. The Employer hereby employs the Executive commencing on the Effective Date and ending on the third anniversary thereafter; provided, however, the Agreement shall automatically renew or extend for consecutive terms of one (1) year, unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the initial term or any renewal term (in any event, the “Term”). Notwithstanding the foregoing, the Parties shall have the termination rights as set forth in Section 5 of this Agreement. Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of any ancillary agreement, specifically including the Non-Disclosure Agreement executed by Executive in favor of Employer concurrently with this Agreement, (the “Non-Disclosure Agreement”). The obligations of the Parties under Sections 5 through 25 shall survive according to the terms of each provision. The Executive accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

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2.           Duties. The Executive shall serve in the position of Chief Executive Officer and President and shall report to and be subject to the general direction and control of the Board of Directors (“Board”) of the Company or its designee. In such capacity he shall be responsible for the supervision of the day to day operations of the Company and the implementation of its business plans and strategies, in each case, subject to the Board and in accordance with and subject to budgets approved from time to time by such Board. The Executive shall perform such duties consistent with the Executive’s position, as well as other related duties from time to time assigned to the Executive by the Board. The Executive further agrees to perform, without additional compensation, such other services for the Employer and for any of its affiliates as the Board shall from time to time specify, if such services are of the nature commonly associated with or similar to that of the Executive’s position with a company engaged in activities similar to the activities engaged in by the Employer at the time of execution of this Agreement. For purposes of the Non-Disclosure Agreement and Sections 5 through 25, the term “Employer” shall be deemed to include and refer to any and all affiliates of the Employer. The Executive acknowledges and agrees that the Non-Disclosure Agreement executed simultaneously herewith is hereby incorporated by reference herein and made a part hereof and that the Non-Disclosure Agreement constitutes a material part of this Agreement.

3.           Extent of Service. The Executive shall devote his full business time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with or detracts from the business of the Employer during the Term of this Agreement. The foregoing shall not be construed as preventing the Executive from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Executive which would in any material way impair the performance of his duties under this Agreement, or (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer or any of its affiliates. The Executive shall be based in the vicinity of the Houston metropolitan area (or other area as may be agreed upon by the Parties) and, subject to travel requirements as reasonably necessary to support successful business development efforts and management of the business, shall perform his services from a mutually agreed location in that area.

4.           Compensation and Benefits. As payment for the services to be rendered by the Executive hereunder during the Term of this Agreement, the Executive shall be entitled to receive the following:

(a)           an annual base salary at the rate of $489,000.00 a year (the “Base Salary”), less deductions required by law, payable in accordance with the Employer’s standard payroll schedule;

(b)           a monthly automobile allowance of $2,750.00 per month payable in accordance with the Employer’s standard payroll schedule, and which shall be subject to customary deductions and withholding; and

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(c)           participation in the Company’s 2013 Long Term Incentive Plan, including performance cash awards at the rate of 50% to 150% (the “Target Percentage”). Executive will be entitled to a guaranteed 50% annual performance cash award and as much as 150% if certain executive goals are reached as identified and approved by the Company’s Compensation Committee (the “Executive Goals”), but not to exceed the maximum award permissible under the 2013 Long Term Incentive Plan. The Target Percentage will be applied to twelve (12) times the highest paid monthly base salary within the calendar year. The Executive Goals for years 2013 and 2014 will be set by the Company’s Compensation Committee under the 2013 Long Term Incentive Plan, and are anticipated to be consistent with the EBITDA or other goals established in the merger transaction with Trio Merger Corp. After 2014 the Executive Goals related to EBITDA may be increased by the Company’s Compensation Committee no more than 25% per year (which shall be adjusted proportionately in connection with any merger or acquisition) and the Executive Goals as related to the Performance Criteria set forth more fully in the 2013 Long Term Incentive Plan, including, but not limited to Quality, Health, Safety and Environmental (“QHSE”) objectives which will be set at the Oil & Gas Producers (“OGP”) level for each performance cash award year, but in any event shall not exceed the maximum award permissible under the 2013 Long Term Incentive Plan.

(d)           Executive will be entitled to participate, on the same basis generally as other similarly situated employees of the Company, in all benefits as may be offered by the Company from time to time;

(e)           reimbursement of reasonable expenses incurred by Executive in accordance with such expense reimbursement policies of the Company;

(f)            Executive will be entitled to a guaranteed 5% annual salary increase and as much as a 15% salary increase if the EBITDA objectives of the Executive Goals are reached or exceeded;

(g)           Paid vacation of eight (8) weeks per year; and

(h)           Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation or stock exchange listing requirement or policy of the Company adopted to comply with any such law, regulation, or listing requirement, will be subject to such deductions and requirements for repayment (“Clawback”) as may be required to be made pursuant to such law, governmental regulation, stock exchange listing requirement, or policy.

5.           Termination. Executive’s employment with Company under this Agreement may be terminated in accordance with this Section 5. The date upon which any such termination becomes effective shall be deemed the “Termination Date”.

(a)           Termination by Company for Cause. Company may terminate Executive’s employment with Company under this Agreement for Cause at any time without notice and without any payment to Executive whatsoever, save and except for the payment of any Base Salary and vacation accrued but unpaid up to the Termination Date, if Executive engages in any of the following conduct (termination for “Cause”):

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(i)            the breaching of any material provision of this Agreement after Company has given Executive not less than 30 days written notice of such breach and a period of not less than 30 days to correct, or cause to be corrected, such breach;

(ii)           knowing and intentional misappropriation of funds or property of Company or its affiliates;

(iii)          engaging in conduct, even if not in connection with the performance of the duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of Company or any of its affiliates, such as fraud, dishonesty, conviction (or a judicial finding of evidence sufficient to convict) of any felony;

(iv)          failing to fulfill and perform the duties assigned to Executive in accordance with the terms herein after Company has given Executive period of not less than 15 days notice of such failure and a period of not less than 15 days to correct, or cause to be corrected, such failure; and

(v)           failing to comply with corporate policies of Company or any of its affiliates that are promulgated from time to time by Company, provided, however, that Company shall not be unreasonably arbitrary in its enforcement of corporate policies with respect to Executive.

(b)           Termination by Employee for Good Reason. Employee shall have good reason (“Good Reason”) as defined below to resign his employment within sixty (60) days following notice and receive the same payments as provided under Section 5(d)(i), provided Employee has first provided written notice to Employer of conduct warranting termination of Executive’s employment for Good Reason and provided Employer a period of not less than thirty (30) days to cure such conduct:

(i)           A material diminution in the nature and scope of the Employee’s authorities or duties, including but not limited to a change in the Employee’s reporting relationship, a required move of more than 50 miles, a reduction in pay or removal from the Company’s Board of Directors; or

(ii)           A material breach of this Agreement by the Employer.

(c)           Termination by Executive Without Good Reason. Executive may terminate his employment with Company at any time, for any reason, by providing 60 days’ advance written notice to Company, which may be waived in whole or in part by Company. If Company waives the notice period in whole or in part, Company shall pay the Base Salary for the portion of the notice period that has been waived. Executive shall be entitled to payment of any Base Salary, out of pocket expenses in accordance with Section 4(e) and vacation pay accrued up to the Termination Date. Executive shall not be entitled to any accrued annual bonus or other benefits.

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(d)         Termination by Company Without Cause. Company may terminate Executive’s employment, without Cause as defined in Sections 5(a) in which case Company shall pay Executive the following, less withholdings required by law:

(i)           all accrued but unpaid Base Salary to the Termination Date;

(ii)          all accrued but unpaid vacation pay to the Termination Date;

(iii)         payment equal to the previous 2 years’ bonuses paid to Executive, plus a prorated portion of any bonus for the year of Executive’s termination in an amount as provided under the Company’s Bonus Plan assuming a payment at the highest level of participation of the Target Percentage. If a bonus payment was not paid to Executive in any of those previous 2 years, this amount will be calculated on the assumption that the bonus paid for any unpaid year was paid in full based upon Executive’s participation level in the bonus plan;

(iv)          a severance amount equal to 24 months of Base Salary;

(v)           if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the company shall reimburse Executive for the monthly premiums associated with continuation of Executive and his dependents’ insurance coverage. Such reimbursement shall be paid to the Executive on the 3rd day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of (x) the 18 month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer; and

(vi)          Notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan and 2013 Long-Term Incentive Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date.

Prior to, and as a condition to, receiving the payments in this Section 5(d), Executive agrees to execute a full and final release in favor of Company, in a form satisfactory to Company.

The above amounts will be paid in a single lump sum not later than fifty two (52) days after the Termination Date subject to the fulfillment of the provision of a full and final release no later than the end of such 52-day period, and shall not be subject to the requirement of mitigation, nor reduced by any actual mitigation by Executive. The right to receive any of the above payments shall be forfeited if the required full and final release has not been received before the end of the 52-day period. The payments referred to in Section 5(d) are inclusive of any termination and/or severance payments that may be required under applicable law.

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(e)           Change of Control. Within six (6) months following a Change of Control of Company, should Company not renew or replace this Agreement with an Agreement containing substantially the same or better terms, Executive shall be entitled to receive termination payments as set out in Section 5(d), except that the 52-day period payment shall not apply, but instead the payment shall be made as a single lump immediately following the expiration of a six (6) month period from the date Executive elected to terminate his employment with the Company. For the purposes of this Section 5(d), “Change of Control” shall be defined as: (i) it is defined in Section 1.01 of the Cyan Credit Agreement and in Section One (a)(2) of the Amendment No. 1 to the Cyan Credit Agreement, provided such Cyan Credit Agreement and amendments are in effect at the time of the Change in Control; or (ii) if the Cyan Credit Agreement and all amendments thereto are not in effect, then Change of Control shall be defined as: (A) a tender offer or exchange offer is made and consummated for the ownership of at least fifty percent (50%) of the outstanding voting securities of the Company; (B) the Company is merged or consolidated with another entity and as a result of such merger or consolidation, at least fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by a person or persons other than a person or persons who owned at least fifty percent (50%) of the outstanding voting securities of the Company immediately prior to such merger or consolidation; (C) the Company is liquidated or otherwise sells or transfers all or substantially all of its assets to another entity which is not wholly owned, directly or indirectly, by a person or persons who own at least fifty percent (50%) or more of the outstanding voting securities of the Company; or (D) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time, acquires over fifty percent (50%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). Provided however, that a merger with Trio Merger Corp. shall not be considered a Change of Control under this Section 5(e).

(i)           If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement , or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5(e)(i) or otherwise) as if no Excise Tax had been imposed;

(ii)           All calculations and determinations under this Section 5(e) shall be made by an independent auditing firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(e), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5(e). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

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(f)           Death. Executive’s employment with Company under this Agreement shall automatically terminate upon the death of Executive. Upon termination for death, Executive or Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due to owing up to such date; (ii) payment of any accrued but unused vacation pay; (iii) reimbursement of all out of pocket expenses in accordance with Section 4(e); and (iv) notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan and/or the Company’s 2013 Long Term Incentive Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date.

(g)           Permanent Disability. In the event that Executive suffers a Permanent Disability (as defined below), the employment of Executive may be terminated by Company upon 90 days' notice to Executive; except that if the termination of Executive’s employment would impair his ability to receive long term disability benefits in whole or in part, Executive shall, in lieu of termination, be placed on an unpaid leave of absence, it being understood, however, that Executive shall not be entitled to re-employment by Company after such leave of absence or when he ceases to be in receipt of such benefits. Upon termination of employment for Permanent Disability, Executive or Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) reimbursement of all expenses in accordance with Section 4(e); (iii) payment for any accrued but unused vacation pay; and (iv) notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan and/or the Company’s 2013 Long Term Incentive Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date. For the purposes of this Section 5(g), “Permanent Disability” means a mental or physical disability whereby Executive:

(i)           is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Company either for three consecutive months or for a cumulative period of 6 months out of 12 consecutive calendar months, or

(ii)           is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(h)          Resignation as Officer or Director Upon Termination. Upon termination of his employment for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position Executive may have as an officer or director of Company together with any other office, position or directorship which Executive may hold with any of its Affiliates. In such event, Executive shall, at the request of Company, forthwith execute any and all documents appropriate to evidence such resignations. Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

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(i)           Survival. Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Sections 6 and 7 of this Agreement and the Nondisclosure Agreement executed concurrently with this Agreement shall survive such termination.

6.           Nondisclosure/Confidentiality Obligations. The parties contemplate Executive providing executive services to the Company in connection with its core business of providing effective acquisition of seismic data (the “Business”). To facilitate Executive’s ability to perform these services, Company agrees to provide Executive confidential, proprietary, trade secret information regarding Company’s business strategies, plans, techniques and processes, which are more fully set forth in certain Nondisclosure Agreements executed concurrently with this Agreement (“Confidential Information”) which the Company uses to compete in the marketplace, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the Company’s interests. Moreover, from time to time, subsidiary companies or affiliates of Company may provide that entity’s confidential, proprietary information which the Company uses to compete in the marketplace, to Executive to facilitate Executive’s ability to provide services to the subsidiary companies or affiliates, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the subsidiary companies or affiliate’s interests.

7.           One-Year Post-Employment Obligations.

At the option of Company, and in its sole discretion, Company may pay to Executive an amount equal to twelve (12) months Base Salary plus annual performance cash award under Section 4(c) of 100% in exchange for complying with the covenants set out in this Section for twelve (12) months following the Termination Date as follows:

(a)           Executive will not, as a competitor or on behalf of any competitor of Company, directly or indirectly solicit or accept Business from any Customer (as defined in the Non-Disclosure Agreement): (A) with whom Executive had contact as a result of his duties with Company or its affiliates, and/or (B) about whom Executive reviewed or obtained Confidential Information (as defined in the Non-Disclosure Agreement) while performing services for Company or its affiliates. The geographic limitation for this restriction is (1) any Company or its affiliates’ territory in which Executive had a customer or service assignment for Company or its affiliates in the twelve (12) month period immediately preceding Executive’s Termination Date; and/or (2) any territory in which Company or its affiliates, have customers or service assignments about which Executive obtained Confidential Information during the term of this Agreement.

(b)           Executive will not solicit, induce or attempt to induce any other employee, agent or contractor of Company or its affiliates with whom Executive worked or about whom Executive obtained Confidential Information in the twelve (12) month period immediately preceding Executive’s Termination Date, to leave the employ Company or its affiliates to work for a competitor of Company or its affiliates in the same or similar capacity as the other Executive worked for Company or its affiliates.

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If the Company does not choose to provide the consideration described in this Section, then the Executive will have no obligations under this Section 7.

8.           Insurance. Employer agrees to maintain throughout the term of this Agreement D&O coverage substantially similar in nature to its current D&O coverage, providing coverage to Executive for those claims and causes of action arising out the performance of Executive’s duties in the course and scope of his employment under this Agreement.

9.           Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed telefax, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	SAExploration Holdings, Inc. (formerly known as Trio Merger Corp.)
3333—8th St. SE
Calgary, Alberta T2G 3A
Canada
Attn: VP Human Resources

If to Executive:	Brian Beatty
59 Westpoint Crt. S.W.
Calgary, AB T3H 4M7

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

10.          Specific Performance. The Executive and Employer acknowledges that a remedy at law for any breach or threatened breach of Section 6 or 7 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

11.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

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12.           Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable.

13.           Binding Effect. Subject to the provisions of Section 12 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Executive’s heirs and personal representatives, and the successors and assignees of the Employer.

14.           Prior Employment Agreements and Obligations. Executive represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements and employer policies to which he may be a party or have been a party, and that at the time of execution of this Agreement, the Executive is not a party to or otherwise restricted by any other employment agreement, non-solicitation agreement, non-competition covenant, confidentiality or nondisclosure agreement in any manner which would prevent Executive from performing the services contemplated by this Agreement. Executive represents and warrants that nothing contained in any agreement that he has with any parties shall preclude Executive from performing all of his duties, obligations and covenants as contained in this Agreement. Employer is entering into this Agreement solely for the expertise and experience of Executive, and Employer expressly forbids Executive from using or disclosing any confidential information or trade secrets of any prior employer or other third party in connection with Executive’s performance under this Agreement. Executive represents and warrants to Employer that he has not and will not in the future, take, use or disclose the confidential information or trade secrets of a third-party for the benefit of Employer.

15.           Parol Evidence. This Agreement (and any other agreements incorporated by reference herein) constitutes the sole and complete agreement between the Parties hereto as to the matters contained herein, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Executive for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this Agreement and the performance by the Executive of any of the duties of his employment with the Employer.

16.           Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

17.           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Texas, Alaska, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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18.           Mutual Waiver of Jury Trial. THE EMPLOYER AND EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

19.           Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

20.           Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

21.           Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile transmission and email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

22.           Acknowledgment of Enforceability. Executive acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Therefore, Executive agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

23.           Reconstruction of Agreement. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

24.           Confidentiality. Executive acknowledges and agrees that the terms and conditions and the financial details of this Agreement are confidential and Executive agrees that he will not disclose the same to non-parties under any circumstances unless compelled by law.

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25.           Counsel. Executive acknowledges that he is executing a legal document that contains certain duties, obligations and restrictions as specified herein. Executive furthermore acknowledges that he has been advised of his right to retain legal counsel, and that he has either been represented by legal counsel prior to his execution hereof or has knowingly elected not to be so represented.

By signing below, the Executive acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SAExploration Holdings, Inc. (formerly known as Trio Merger Corp.)

By:	/s/ Jeff Hastings
Name:	Jeff Hastings
Title:	Executive Chairman

EXECUTIVE:

By:	/s/ Brian Beatty
Name:	Brian Beatty

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